Exhibit 3.1

Certificate of AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WINVEST ACQUISITION CORP.

Pursuant to Section 242 of the

Delaware General Corporation Law

WINVEST ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.	The name of the Corporation is “WinVest Acquisition Corp.”

2.	The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 1, 2021 (the “Original Certificate”).

3.	An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 14, 2021 (the “Amended and Restated Certificate of Incorporation”).

4.	A First Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 6, 2022.

5.	A Second Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 16, 2023.

6.	A Third Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 16, 2023.

7.	A Fourth Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 14, 2023.

8.	A Fifth Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 13, 2024.

9.	A Sixth Amendment to the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 16, 2024.

10.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation, as amended.

11.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “GCL”).

12.	The text of Paragraph A of Article Sixth is hereby amended and restated to read in full as follows:

A. Immediately after the IPO, a certain amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Registration Statement shall be deposited in the Trust Fund. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Fund (including the interest earned on the funds held in the Trust Fund) will be released from the Trust Fund until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the IPO Shares if the Corporation is unable to complete its initial Business Combination within 46 months from the closing of the IPO (or up to 48 months, if applicable under the provisions of paragraph (F) of this Article Sixth) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate of Incorporation as described in this Section 6(A). Holders of IPO Shares (whether such IPO Shares were purchased in the IPO or in the secondary market following the IPO and whether or not such holders are officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” If, in accordance with Article Thirteenth, any amendment is made to this Amended and Restated Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the IPO Shares if the Corporation has not consummated an initial Business Combination within 46 months from the closing of the IPO (or up to 48 months, if applicable under the provisions of paragraph F of this Article Sixth) or (b) with respect to any other material provisions of this Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their IPO Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest not previously released to the Corporation to pay its taxes, divided by the number of then-outstanding IPO Shares.

13.	The text of Paragraph F of Article Sixth is hereby amended and restated to read in full as follows:

F. In the event that the Corporation does not consummate a Business Combination upon the date which is the later of (i) 46 months from the closing of the IPO (or up to 48 months from the closing date of the IPO, if applicable, under the provisions of this paragraph (F)) and (ii) such later date as may be approved by the Company’s stockholders in accordance with this Amended and Restated Certificate of Incorporation (in any case, such date being referred to as the “Termination Date”), the Corporation shall (a) cease all operations except for the purposes of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter redeem 100% of the IPO Shares for cash for a redemption price per share as described below (which redemption will completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then-stockholders and subject to the requirements of the GCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the GCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the GCL, dissolve and liquidate the balance of the Corporation’s net assets to its remaining stockholders, as part of the Corporation’s plan of dissolution and liquidation, subject (in the case of (b) and (c) above) to the Corporation’s obligations under the GCL to provide for claims of creditors and other requirements of applicable law. In such event, the per share redemption price shall be equal to a pro rata share of the Trust Fund plus any pro rata interest earned on the funds held in the Trust Fund (less any taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the total number of IPO Shares then outstanding.

Notwithstanding the foregoing or any other provisions of the Articles of this Amended and Restated Certificate of Incorporation, in the event that the Corporation has not consummated an initial Business Combination within 46 months from the closing of the IPO, the Corporation may, without another stockholder vote, elect to extend the date to consummate the Business Combination on a monthly basis for up to two times by an additional one (1) month (or such shorter period as WinVest SPAC LLC (the “Sponsor”) shall request) each time after 46 months from the closing of the IPO, by resolution of the Board, if requested by the Sponsor), and upon five days’ advance notice prior to the applicable Termination Date, until 48 months from the closing of the Offering, provided that the Sponsor (or one or more of its affiliates, members or third-party designees, including, but not limited to, any parties to a business combination agreement or their affiliates) (the “Lender”) will lend the Company, and the Company will deposit into the Trust Fund: for each such extension, $30,000, for an aggregate deposit of up to $60,000 (if both additional extensions are exercised), upon the Company’s drawdown of a non-interest bearing, unsecured promissory note issued by the Corporation to the Lender. If the Corporation completes a Business Combination, it will repay the amounts loaned under the promissory note. If the Corporation does not complete a Business Combination by the deadline to consummate the Business Combination, such promissory note will be repaid only from funds held outside of the Trust Fund or will be forfeited, eliminated or otherwise forgiven.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 17th day of June, 2025.

WINVEST ACQUISITION CORP.

By:	/s/ Manish Jhunjhunwala
Name:	Manish Jhunjhunwala
Title:	Chief Executive Officer